EXHIBIT 99.1

Woodward Reports Fiscal Year 2018 Results and Fiscal Year 2019 Outlook

FORT COLLINS, Colo., Nov. 07, 2018 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its fiscal year 2018 and fourth quarter ending September 30, 2018. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis.)

Fourth Quarter Fiscal 2018 Overview

  Net sales were $719 million for the fourth quarter of 2018, an increase of 19 percent from the fourth quarter of last year. Organic net sales1, which exclude sales of $78 million attributable to the acquired L’Orange business, were $641 million, an increase of 6 percent from the prior year fourth quarter.

  Net earnings were $75 million, or $1.16 per share. Adjusted net earnings1 were $89 million, or $1.39 per share, compared to $62 million, or $0.98 per share, for the fourth quarter of the prior year.

  Adjusted EBIT1 was $120 million, compared to $93 million for the prior year fourth quarter.

Fiscal Year 2018 Overview

  Net sales were $2.33 billion for fiscal year 2018, an increase of 11 percent compared to the prior year. Organic net sales, which exclude sales of $103 million attributable to the acquired L’Orange business, were $2.22 billion, an increase of 6 percent compared to the prior year.

  Net earnings were $180 million, or $2.82 per share. Adjusted net earnings were $246 million, or $3.85 per share, compared to $201 million, or $3.16 per share, for the prior year.

  Adjusted EBIT was $326 million, compared to $278 million for the prior year.

  Net cash provided by operating activities for 2018 was $299 million, compared to $308 million for the prior year. Free cash flow1 was $172 million for 2018, compared to $215 million for the prior year.

“2018 was another record sales and earnings year for Woodward. We addressed softness in our Industrial markets and capitalized on the growing backlog in our Aerospace markets. Importantly, we completed the acquisition of L’Orange, which is transformational to our Industrial segment and strengthens Woodward overall,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “For the year, we delivered strong results in our Aerospace segment, while L’Orange contributed significantly to the improved performance in our Industrial segment. As we look forward to 2019, we expect strong performance in our Aerospace segment and accelerating improvement in our Industrial segment.”

Company Results

Woodward is providing certain financial measures on both a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis, similar to prior quarters of fiscal 2018. Adjusted amounts exclude, as applicable, restructuring charges, Duarte move-related costs, L’Orange transaction and integration costs, and the purchase accounting impacts related to inventory step-up and backlog in connection with our L’Orange acquisition (collectively “special charges”), as well as transition impacts of the change in U.S. tax legislation. There were no such adjustments in fiscal 2017. Financial information for L’Orange is reflected in our U.S. GAAP financial statements, and more specifically in our Industrial segment, from the June 1, 2018 acquisition date. Organic sales amounts exclude sales attributable to L’Orange.

Net sales for the fourth quarter of fiscal 2018 were $719 million, compared to $607 million for the fourth quarter of last year, an increase of 19 percent. Organic net sales were $641 million for the fourth quarter of 2018, an increase of 6 percent as compared to the prior year. Net earnings for the fourth quarter of 2018 were $75 million, or $1.16 per share. Adjusted net earnings were $89 million, or $1.39 per share, for the current quarter, compared to $62 million, or $0.98 per share for the fourth quarter of the prior year.

Net sales for fiscal 2018 were $2.33 billion, compared to $2.10 billion last year, an increase of 11 percent. Organic net sales were $2.22 billion this year, an increase of 6 percent as compared to the prior year. Net earnings for 2018 were $180 million, or $2.82 per share. Adjusted net earnings were $246 million, or $3.85 per share, for the current year, compared to $201 million, or $3.16 per share for the prior year.

EBIT1 was $89 million for the fourth quarter of 2018. Adjusted EBIT was $120 million, compared to $93 million for the fourth quarter of 2017.

EBIT was $250 million for 2018. Adjusted EBIT was $326 million, compared to $278 million for 2017.

The effective tax rate for the fourth quarter of 2018 was 5.7 percent. The adjusted effective tax rate1 was 18.9 percent for the quarter, compared to 28.3 percent for the fourth quarter of 2017.

The full year effective tax rate for 2018 was 17.9 percent. The adjusted effective tax rate for the full year 2018 was 16.8 percent, compared to 20.7 percent for the prior year.

Segment Results

Aerospace
Aerospace segment net sales for the fourth quarter of fiscal 2018 were $461 million, compared to $399 million for the fourth quarter a year ago, an increase of 16 percent.

Aerospace sales growth for the fourth quarter of 2018 was strong for both commercial and military programs. Commercial OEM sales continued to accelerate from the ramp in next generation aircraft deliveries, while aftermarket sales remained strong. Defense OEM sales were favorably impacted by ongoing strength in smart weapons, partially offset by lower defense aftermarket sales for the quarter.

Segment earnings for the fourth quarter of 2018 were $103 million, compared to $86 million for the fourth quarter of last year. Segment earnings as a percent of segment net sales were 22.4 percent for the fourth quarter of 2018, compared to 21.4 percent in the same quarter of the prior year. Segment earnings primarily benefitted from the strong sales volume for both OEM and aftermarket.

For fiscal 2018, Aerospace segment net sales were $1.56 billion, an increase of 16 percent compared to $1.34 billion for the prior year. Segment earnings as a percent of segment net sales were 19.4 percent in 2018, compared to 19.2 percent in the prior year.

Industrial
Industrial segment net sales for the fourth quarter of fiscal 2018 were $258 million, compared to $208 million for the fourth quarter a year ago. Organic Industrial segment net sales1, which exclude sales of $78 million attributable to the L’Orange business, were $180 million for the fourth quarter of 2018.

Industrial segment sales increased primarily due to the addition of L’Orange and improvement in renewables sales, partially offset by softness in industrial gas turbine and engine sales, compared to the prior year.

Segment earnings for the fourth quarter of 2018 were $8 million, or 3.1 percent of segment net sales. Adjusted Industrial segment earnings1 were $34 million for the fourth quarter of 2018, or 13.2 percent of segment net sales, compared to $23 million, or 11.1 percent of segment net sales, in the fourth quarter a year ago. The increase in adjusted Industrial segment earnings was primarily due to the higher sales volume.

For 2018, Industrial segment net sales were $768 million, an increase of 2 percent compared to $756 million for the prior year. Organic Industrial segment net sales for 2018 were $665 million. Foreign currency exchange rates had a favorable impact on segment net sales of approximately $17 million for 2018, and no significant impact on segment earnings. Segment earnings as a percent of segment net sales were 6.2 percent in 2018. Adjusted Industrial segment earnings as a percent of segment net sales were 10.7 percent in 2018, compared to 10.4 percent in the prior year.

Nonsegment
Nonsegment expenses totaled $22 million for the fourth quarter of fiscal 2018.  Adjusted nonsegment expenses1 for the fourth quarter of 2018 were $17 million, compared to $15 million for the fourth quarter last year.

Nonsegment expenses totaled $100 million for 2018. Adjusted nonsegment expenses were $58 million for 2018, consistent with the prior year.

Cash Flow and Financial Position

Net cash provided by operating activities for fiscal 2018 was $299 million, compared to $308 million for the prior year. Payments for property, plant, and equipment for 2018 were $127 million, compared to $92 million for 2017. Free cash flow was $172 million for 2018, compared to $215 million for 2017. The decrease in free cash flow was primarily related to the increase in capital expenditures.

Total debt was $1.25 billion at September 30, 2018, compared to $613 million at September 30, 2017, reflecting the increase in debt associated with the L’Orange acquisition.

Outlook

Total net sales are expected to be between $2.65 billion and $2.80 billion for fiscal 2019, with Aerospace sales up approximately 10 percent and Industrial sales up approximately 30 percent, both as compared to the prior year.

Aerospace segment earnings as a percent of segment net sales are expected to be approximately 20 percent. Adjusted Industrial segment earnings as a percent of segment net sales are expected to be approximately 14 percent.

The effective tax rate is expected to be approximately 21 percent.

Free cash flow is expected to be approximately $300 million.

Adjusted earnings per share is expected to be between $4.40 and $4.70 based on approximately 65 million of fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, November 7, 2018, to provide an overview of the financial performance for the fourth quarter and fiscal year 2018, business highlights, and outlook for fiscal 2019. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 84310224. An audio replay will be available by telephone from 7:30 p.m. EST on November 7, 2018 until 11:59 p.m. EST on November 21, 2018. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 84310224.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our plans and expectations regarding our recent acquisition of L’Orange, including its expected effects on our business and financial results, our expectations regarding the effects of the changes in the U.S. tax legislation on our effective tax rate, our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2018, which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands except per share amounts)	2018	2017	2018	2017

Net sales	$719,359	$606,788	$2,325,873	$2,098,685
Costs and expenses:
Cost of goods sold	543,663	435,129	1,719,675	1,526,126
Selling, general, and administrative expenses	52,395	46,112	192,757	176,633
Research and development costs	36,854	34,931	148,279	126,519
Restructuring charges	-	-	17,013	-
Interest expense	10,455	7,031	31,770	27,430
Interest income	(498)	(488)	(1,674)	(1,725)
Other (income) expense, net	(2,537)	(2,692)	(1,525)	(9,045)
Total costs and expenses	640,332	520,023	2,106,295	1,845,938
Earnings before income taxes	79,027	86,765	219,578	252,747
Income taxes	4,515	24,537	39,200	52,240
Net earnings	$74,512	$62,228	$180,378	$200,507

Earnings per share amounts:
Basic earnings per share	$1.21	$1.02	$2.93	$3.27
Diluted earnings per share	$1.16	$0.98	$2.82	$3.16
Weighted average common shares outstanding:
Basic	61,718	61,303	61,493	61,366
Diluted	64,114	63,477	63,876	63,512
Cash dividends per share paid to Woodward common stockholders	$0.1425	$0.1250	$0.5525	$0.4850

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
	2018	2017
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$83,594	$87,552
Accounts receivable	431,820	402,182
Inventories	549,596	473,505
Income taxes receivable	6,397	19,376
Other current assets	43,390	38,574
Total current assets	1,114,797	1,021,189
Property, plant, and equipment, net	1,060,005	922,043
Goodwill	813,250	556,545
Intangible assets, net	700,883	171,882
Deferred income tax assets	16,570	19,950
Other assets	85,144	65,500
Total assets	$3,790,649	$2,757,109

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$153,635	$32,600
Accounts payable	226,285	232,788
Income taxes payable	16,745	6,774
Accrued liabilities	194,513	155,072
Total current liabilities	591,178	427,234
Long-term debt, less current portion	1,092,397	580,286
Deferred income tax liabilities	170,915	33,408
Other liabilities	398,055	344,798
Total liabilities	2,252,545	1,385,726
Stockholders’ equity	1,538,104	1,371,383
Total liabilities and stockholders’ equity	$3,790,649	$2,757,109

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	September 30,
(Unaudited - in thousands)	2018	2017
Net cash provided by operating activities	$299,292	$307,537

Cash flows from investing activities:
Payments for property, plant, and equipment	(127,140)	(92,336)
Net proceeds from sale of assets	1,923	3,743
Proceeds from sales of short-term investments	9,088	5,313
Payments for purchases of short-term investments	(9,323)	(8,586)
Business acquisitions, net of cash acquired	(771,115)	-
Net cash used in investing activities	(896,567)	(91,866)

Cash flows from financing activities:
Cash dividends paid	(34,003)	(29,745)
Proceeds from sales of treasury stock	9,132	14,195
Payments for repurchases of common stock	-	(71,751)
Borrowings on revolving lines of credit and short-term borrowings	1,930,261	1,506,000
Payments on revolving lines of credit and short-term borrowings	(1,691,934)	(1,630,100)
Proceeds from the issuance of long-term debt	400,000	-
Payments of long-term debt and capital lease obligations	(421)	(412)
Payment of debt financing costs	(1,494)	-
Payments for forward option derivative instrument	(5,543)	-
Net cash provided by (used in) financing activities	605,998	(211,813)
Effect of exchange rate changes on cash and cash equivalents	(12,681)	2,604
Net change in cash and cash equivalents	(3,958)	6,462
Cash and cash equivalents at beginning of year	87,552	81,090
Cash and cash equivalents at end of period	$83,594	$87,552

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Net sales:
Aerospace	$461,128	$399,141	$1,557,988	$1,342,339
Industrial	258,231	207,647	767,885	756,346
Total consolidated net sales	$719,359	$606,788	$2,325,873	$2,098,685
Segment earnings*:
Aerospace	$103,082	$85,536	$301,803	$257,813
As a percent of segment sales	22.4%	21.4%	19.4%	19.2%
Industrial	7,907	23,034	47,938	78,991
As a percent of segment sales	3.1%	11.1%	6.2%	10.4%
Total segment earnings	110,989	108,570	349,741	336,804
Nonsegment expenses	(22,005)	(15,262)	(100,067)	(58,352)
EBIT	88,984	93,308	249,674	278,452
Interest expense, net	(9,957)	(6,543)	(30,096)	(25,705)
Consolidated earnings before income taxes	$79,027	$86,765	$219,578	$252,747
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$37,543	$27,261	$127,140	$92,336
Depreciation expense	$23,113	$14,881	$71,389	$55,140

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Year Ended
	September 30, 2018			September 30, 2018
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$79,027	$74,512	$1.16	$219,578	$180,378	$2.82
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,674	0.20
Duarte move related costs	3,864	2,782	0.04	6,165	4,414	0.07
Purchase accounting impacts*	26,086	18,782	0.29	34,385	24,591	0.38
L'Orange transaction and integration costs	850	596	0.01	5,208	3,758	0.06
Cost associated with the Forward Option	-	-	-	5,543	3,880	0.06
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	-	-	4,293	3,005	0.05
German real estate transfer costs associated with the acquisition of L'Orange	-	-	-	3,385	2,370	0.04
Non-U.S. GAAP adjustments	30,800	22,160	0.35	75,992	54,692	0.86
Transition impact of U.S. tax legislation	-	(7,589)	(0.12)	-	10,860	0.17
Total Non-U.S. GAAP adjustments	30,800	14,571	0.23	75,992	65,552	1.03
Adjusted earnings (Non-U.S. GAAP)	$109,827	$89,083	$1.39	$295,570	$245,930	$3.85
* Represents the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Industrial segment earnings (U.S. GAAP)	$7,907	$23,034	$47,938	$78,991
Purchase accounting impacts*	26,086	-	34,385	-
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$33,993	$23,034	$82,323	$78,991

* Represents the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Nonsegment expenses (U.S. GAAP)	$22,005	$15,262	$100,067	$58,352
Restructuring and other charges	(4,714)	-	(41,607)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$17,291	$15,262	$58,460	$58,352

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Net earnings (U.S. GAAP)	$74,512	$62,228	$180,378	$200,507
Income taxes	4,515	24,537	39,200	52,240
Interest expense	10,455	7,031	31,770	27,430
Interest income	(498)	(488)	(1,674)	(1,725)
EBIT (Non-U.S. GAAP)	88,984	93,308	249,674	278,452
Restructuring and other charges	30,800	-	75,992	-
Adjusted EBIT (Non-U.S. GAAP)	$119,784	$93,308	$325,666	$278,452

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Net earnings (U.S. GAAP)	$74,512	$62,228	$180,378	$200,507
Income taxes	4,515	24,537	39,200	52,240
Interest expense	10,455	7,031	31,770	27,430
Interest income	(498)	(488)	(1,674)	(1,725)
Amortization of intangible assets	20,881	6,449	44,742	25,777
Depreciation expense	23,113	14,881	71,389	55,140
EBITDA (Non-U.S. GAAP)	132,978	114,638	365,805	359,369
Restructuring and other charges	17,315	-	57,931	-
Adjusted EBITDA (Non-U.S. GAAP)	$150,293	$114,638	$423,736	$359,369

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended		Year Ended
	September 30,		September 30,
(Unaudited - in thousands)	2018	2017	2018	2017
Net cash provided by operating activities (U.S. GAAP)	$137,209	$123,739	$299,292	$307,537
Payments for property, plant, and equipment	(37,543)	(27,261)	(127,140)	(92,336)
Free cash flow (Non-U.S. GAAP)	$99,666	$96,478	$172,152	$215,201

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) the purchase accounting impacts related to the revaluation of the L’Orange inventory recognized in cost of goods sold and the amortization of the backlog intangible, (iv) the L’Orange transaction and integration costs, (v) cost associated with the L’Orange acquisition-related forward option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, and (viii) the transition impacts of the change in U.S. federal tax legislation. Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales and organic Industrial segment net sales exclude sales attributable to L’Orange.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, organic net sales, organic Industrial segment net sales, adjusted Industrial segment earnings, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management believes that EBIT and EBITDA are useful measures to the investor when measuring operating performance as they eliminate the impact of financing and tax laws and regulations and, in the case of EBITDA, the non-cash charges associated with depreciation and amortization. Further, as interest from financing, income taxes, depreciation and amortization can vary dramatically between companies and between periods, management believes that the removal of these items can improve comparability. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to depreciation or amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:

Don Guzzardo
Vice President, Treasury and Investor Relations
970-498-3580
Don.Guzzardo@woodward.com